Exhibit 2

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BETWEEN

RENTRAK CORPORATION

AND

WPP LUXEMBOURG GAMMA THREE S.À R.L.

Dated as of October 8, 2014

-i-

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is dated as of October 8, 2014, by and between Rentrak Corporation, an Oregon corporation (the “Company”) and WPP Luxembourg Gamma Three S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Annex A.

WHEREAS, the Company and Competitive Media Reporting, LLC, a Delaware limited liability company and an Affiliate of the Purchaser (“CMR”), are entering into that certain asset purchase agreement (the “Asset Purchase Agreement”), dated as of the date hereof, pursuant to which the Company is purchasing substantially all of the assets of the Business (as defined in the Asset Purchase Agreement) from CMR in exchange for the Company’s issuance of 1,526,790 shares of Common Stock (such shares of Common Stock issued pursuant to the Asset Purchase Agreement being referred to herein as, the “Stock Consideration”); and

WHEREAS, in furtherance of the foregoing, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and in addition to the Stock Consideration issued under the Asset Purchase Agreement, the Company desires to issue and sell to the Purchaser shares of Common Stock (the “Shares”), and the Purchaser desires to purchase the Shares from the Company.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser hereby agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Closing. Subject to the terms and conditions set forth in this Agreement, at the closing (the “Closing”) the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, 943,834 Shares. The Closing will take place in person or via email or facsimile at the offices of Perkins Coie LLP, 1120 NW Couch Street, Tenth Floor, Portland, Oregon 97209 at 10:00 a.m. Pacific Time, or at such other place and time as the parties agree.

1.2 Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(i) 943,834 Shares; and

(ii) duly executed Transfer Agent Instructions acknowledged by the Company’s transfer agent.

(b) At the Closing, the Purchaser shall deliver or cause to be delivered to the Company $55,846,653 in immediately available funds, by wire transfer to an account designated in writing to the Purchaser by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of the Company. Except as set forth specifically in the SEC Reports filed within one (1) year prior to the date hereof, the Company hereby represents and warrants to the Purchaser as follows:

(a) Organization and Qualification. The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company is not in violation of any of the provisions of its articles of incorporation or bylaws. The Company is duly qualified to do business and is in good standing (as applicable) as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not be reasonably expected to result in a material adverse effect on the business, operations, assets or financial condition of the Company (a “Material Adverse Effect”).

(b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to complete the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the completion by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further consent or action is required by the Company, its Board of Directors or its shareholders. This Agreement has been duly executed by the Company and is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general application relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the completion by the Company of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company’s articles of incorporation or bylaws; (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected; or (iii) assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 2.2, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject), or by which any property or asset of the Company is bound or affected.

(d) Issuance of the Shares. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens.

(e) SEC Reports. The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the United States Securities and Exchange Commission (the “SEC”) since January 1, 2011 (the foregoing materials, together with any other materials filed by the Company with the SEC, whether or not required, being collectively referred to herein as the “SEC Reports”), and has submitted to the SEC and posted on its corporate website all Interactive Data Files (as defined in Rule 11 of the SEC’s Regulation S-T) required to be submitted and posted, in each case, on a timely basis, or, with respect to SEC Reports, has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, each SEC Report and Interactive Data File complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Report and/or Interactive Data File.

(f) Capitalization. The authorized capital stock of the Company consists of: (i) 75,000,000 shares of Common Stock, of which 12,353,122 shares are issued and outstanding; and; (ii) 10,000,000 shares of Preferred Stock, $0.001 par value per share, 300,000 shares of which are designated as “Series A Junior Participating Preferred Stock,” none of which are issued and outstanding. Since October 1, 2014, the Company has not issued any shares of Common Stock, other than pursuant to the Company’s equity based compensation plans and arrangements. All of the issued and outstanding shares of Common Stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with applicable federal and state securities laws. None of the Company’s outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights. Other than pursuant to the Company’s equity based compensation plans and arrangements, there are no: outstanding or authorized subscriptions, warrants, options or other rights granted by the Company to purchase or acquire, or preemptive rights with respect to the issuance or sale of, the capital stock of the Company, or which obligate or may obligate the Company to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of its capital stock. Neither the acquisition of the Shares pursuant to this Agreement nor the acquisition of the Stock Consideration under the Asset Purchase Agreement (whether taken together or separately) will give rise to any rights to acquire or receive, or obligate the Company to issue any additional shares of its capital stock or any securities convertible or exchangeable for its capital stock and no such rights or obligations will arise under the Rights Agreement, dated as of May 18, 2005, between the Company and Computershare Trust Company, N.A., as the same may be amended, modified or supplemented from time to time.

(g) No Material Adverse Effect. Since the date of the latest SEC Report in which financial statements are included, except as otherwise stated therein, there has been no Material Adverse Effect and, to the Company’s Knowledge, no event has occurred or circumstances exist that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) Absence of Litigation. There is no action, suit, claim, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Company’s Knowledge, threatened against or affecting the Company, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated by this Agreement.

(i) Private Placement. Neither the Company, nor any Person acting on the Company’s behalf, has sold or offered to sell or solicited any offer to buy the Shares by means of any form of general solicitation or advertising. Neither the Company nor any of its Affiliates nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale of the Shares as contemplated hereby or (ii) cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or shareholder approval provisions. The Company is not, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company is not a “United States real property holding corporation” within the meaning of the Foreign Investment in Real Property Tax Act of 1980.

(j) Bad Actor. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s Knowledge, any Company Covered Person, except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

(k) No Other Representations or Warranties. Except for the representations and warranties contained in this Section 2.1 or in any of the other Transaction Documents, neither the Company nor any Person acting on the Company’s behalf makes any other representation or warranty, express or implied, with respect to the Company, any subsidiary, the business conducted by the Company and its subsidiaries, or the Transactions, including any representation or warranty as to the accuracy or completeness of any projection, forecast, information or statement made, communicated, or furnished to the Purchaser or any of its Affiliates or representatives, including any opinion, information, projection, or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, or representative of the Company, any subsidiary, any of their respective Affiliates or any other Person acting on the Company’s behalf.

2.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Organization; Authority. The Purchaser is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to complete the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The purchase by the Purchaser of the Shares hereunder has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium and similar laws of general applications relating to or affecting the enforcement of rights of creditors, and except as enforceability of the obligations hereunder are subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

(b) Investment Intent. The Purchaser understands that the Shares are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and (i) is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act or any applicable state securities law, (ii) has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and (iii) has no direct or indirect arrangement or understandings with any other persons to distribute, or regarding the distribution of, such Shares in violation of the Securities Act or any applicable state securities law; provided, however, that the Purchaser may sell the Shares to any Affiliate, if such Affiliate is a wholly-owned direct or indirect subsidiary of WPP plc.

(c) Purchaser Status. At the time the Purchaser was offered the Shares, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(d) Experience of the Purchaser. The Purchaser, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Shares, and has so evaluated the merits and risks of such investment. The Purchaser is able to bear the economic risk of an investment in the Shares and, at the present time, is able to afford a complete loss of such investment.

(e) Reliance on Exemptions. The Purchaser understands that the Shares are being offered and sold to it in reliance upon specific exemptions from, or non-application of, the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares.

(f) Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of, and the merits and risks of investing in, the Shares; (ii) access to information about the Company and its financial condition, results of operations, businesses, properties, management and prospects sufficient to enable it to evaluate its investment, including, without limitation, the SEC Reports, and the Purchaser has had the opportunity to review the SEC Reports, including the “Risk Factors” included in the SEC Reports; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or unreasonable expense that is necessary to make an informed investment decision with respect to its investment in the Shares.

(g) Acknowledgment of Risk.

(i) The Purchaser acknowledges and understands that its investment in the Shares involves a significant degree of risk, including, without limitation, (A) an investment in the Company is speculative, and only a purchaser who can afford the loss of its entire investment should consider investing in the Company and the Shares; (B) in the event of a disposition of the Shares, the Purchaser could sustain the loss of its entire investment; and (C) the Company has not paid any dividends on its Common Stock since inception and does not anticipate the payment of dividends in the foreseeable future. Such risks are more fully set forth in the SEC Reports; and

(ii) The Purchaser has, in connection with the Purchaser’s decision to purchase the Shares, not relied upon any representations (whether oral or written) other than as set forth herein or in the other Transaction Documents, or upon any other information other than as set forth in the SEC Reports, and the Purchaser has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, relied solely upon the advice of the Purchaser’s own counsel and has not relied upon or consulted counsel to the Company.

(h) Governmental Review. The Purchaser understands that no United States federal or state or foreign agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

(i) Residency. The Purchaser is a resident of Luxembourg.

(j) General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine, website or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(k) Short Sales and Confidentiality Prior To The Date Hereof. Other than the transaction contemplated hereunder, the Purchaser has not directly or indirectly, nor has any Person acting on behalf of, or pursuant to, any understanding with the Purchaser, executed any disposition, including short sales (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act), in the securities of the Company during the period commencing from the time that the Purchaser first received a term sheet (written or oral) from the Company or any other Person setting forth the material terms of the transaction contemplated hereunder until the date hereof. Other than to Affiliates of the Purchaser and to representatives and advisors of the Purchaser and such Affiliates, the Purchaser has maintained the confidentiality of all disclosures made to it in connection with the transaction contemplated hereunder (including the existence and terms of such transaction).

(l) Ownership of Other Company Securities. As of immediately prior to the Closing, neither the Purchaser nor any of its Affiliates Beneficially Own any Company Securities.

ARTICLE III

OTHER AGREEMENTS OF THE PARTIES

3.1 Transfer Restrictions. The Purchaser acknowledges and agrees that the Company is issuing and selling, and the Purchaser is purchasing, the Shares hereunder subject to the transfer and other restrictions imposed by the Investor Rights Agreement.

3.2 Closing Efforts.

(a) From and after the date of this Agreement, upon the terms and subject to the conditions of this Agreement, the parties agree to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to complete the transactions contemplated hereby as promptly as practicable (including satisfaction, but not waiver, of the closing conditions set forth in Article IV), including: (i) promptly, but in any event within no more than 10 Business Days from the date of this Agreement, to make all filings required under the HSR Act (including such filings to be made with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “DOJ”)); (ii) to comply, at the earliest practicable date, with any request for additional information made by the DOJ or the FTC; and (iii) to the extent permitted by law, to cooperate with the other party in connection with such other party’s filings under the HSR Act. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Company or the Purchaser or any of their respective Affiliates be required to agree to hold separate, divest, license or cause a third party to purchase, assets, capital stock or other equity interests and/or businesses of the Company or the Purchaser or any of their respective Affiliates in connection with obtaining any approval or other authorization under the HSR Act or any similar law, rule or regulation.

(b) Without limiting Section 3.2(a) above, but subject to applicable law, rule or regulation, the Purchaser and the Company will reasonably cooperate and coordinate with each other in connection with the making of all filings required under the HSR Act, including: (i) furnishing all information required for such filing to be made pursuant to any applicable law in connection with the Transactions; and (ii) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the DOJ or other Governmental Body relating to the Transactions.

ARTICLE IV

CONDITIONS

4.1 Conditions Precedent to the Obligations of All Parties. The respective obligations of each party to complete and effect the transactions contemplated by this Agreement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived (except as may be prohibited by applicable law), in writing, by agreement of Purchaser and the Company: no temporary restraining order, preliminary or permanent injunction or other Judgment issued by any court of competent jurisdiction or other regulatory restraint or prohibition that makes illegal or otherwise directly prevents the completion of the transactions contemplated by this Agreement will be in effect, nor will any proceeding brought or threatened to be brought by any Governmental Body seeking any of the foregoing be pending, nor will any statute, rule, regulation or Judgment have been enacted, entered or enforced that makes completion of the transactions contemplated by this Agreement illegal.

4.2 Conditions Precedent to the Obligations of the Purchaser. The obligation of the Purchaser to acquire the Shares at the Closing is subject to the satisfaction or waiver by the Purchaser, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date.

(b) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) Asset Purchase. The Closing (as defined in the Asset Purchase Agreement) shall have occurred.

4.3 Conditions Precedent to the Obligations of the Company. The obligation of the Company to issue and sell the Shares at the Closing is subject to the satisfaction or waiver by the Company, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such date.

(b) Performance. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing.

(c) Asset Purchase. The Closing (as defined in the Asset Purchase Agreement) shall have occurred.

ARTICLE V

MISCELLANEOUS

5.1 Termination. The parties may terminate this Agreement prior to the Closing by mutual written consent.

5.2 Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the issuance of the Shares.

5.3 Entire Agreement. This Agreement, together with Annex A, the exhibit hereto, and the other Transaction Documents, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and the other Transaction Documents. At or after the Closing, and without further consideration, each party will execute and deliver to the other such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement and the other Transaction Documents.

5.4 Notices. Any notice, request or demand or other communication desired or required to be given hereunder will be in writing and will be deemed given upon: (a) actual receipt or personal delivery; (b) confirmed delivery by a standard overnight courier service, or when delivered by hand; (c) three (3) Business Days after being mailed in the United States by certified or registered mail, postage prepaid; or (d) transmitter’s confirmation of a receipt of an email or facsimile transmission, in each case addressed as respectively set forth below or to such other address as any party will have previously designated by such a notice.

To the Company: Rentrak Corporation One Airport Center 7700 N.E. Ambassador Place Portland, Oregon 97220 Fax: (866) 656-7413 Attention: Chief Financial Officer Email: dch@rentrak.com

To the Purchaser:

WPP Luxembourg Gamma Three S.à r.l.

124 boulevard de la Pétrusse

L-2330

Luxembourg

Fax: +352 26 12 07 21

Attention: Anne Ehrismann / Thierry Lenders

E-mail: anne.ehrismann@wpp.lu

             thierry.lenders@wpp.be

with a copy (which will not constitute notice) to:

Perkins Coie LLP

1120 NW Couch Street

Tenth Floor

Portland, OR 97209

Fax: (503) 727-2222

Attention: John Thomas, Esq.

                 Darren Nakata, Esq.

Email: JRThomas@perkinscoie.com

            DNakata@perkinscoie.com

with a copy (which will not constitute notice) to:

WPP Group USA, Inc.

100 Park Avenue

4th Floor

New York, NY 10017

Fax: (212) 632-2222

Attention: Chief Financial Officer

Email: mhowe@wpp.com

and

Davis & Gilbert LLP

1740 Broadway

New York, New York 10019

Attention: Matthew B. Schneider, Esq.

                 Curt C. Myers, Esq.

Fax: (212) 468-4888

Email: mschneider@dglaw.com

            cmyers@dglaw.com

5.5 Amendments; Waivers. This Agreement may be amended, modified or supplemented at any time, but only pursuant to an instrument in writing signed by the Company and the Purchaser. The Company or the Purchaser may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties under this Agreement; (b) waive any inaccuracy in the representations and warranties in this Agreement; and (c) waive compliance with any of the agreements, covenants, or conditions in this Agreement. Any extension or waiver contemplated in this Section 5.5 will be valid only if set forth in an instrument in writing signed by the Company on the one hand, or the Purchaser on the other hand, as applicable, and will apply only as set forth in such instrument and will not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein.

5.6 Headings; Construction. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute, law or ordinance will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include,” “includes,” and “including” means “including without limitation”; the word “or” means “and/or”; and the word “any” means “any or all.” The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

5.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, that the Purchaser shall have the right to assign this Agreement and its rights and obligations hereunder to any Affiliate thereof, if such Affiliate is a wholly-owned direct or indirect subsidiary of WPP plc; provided, further, that in the case of such an assignment by the Purchaser, such assignee must agree in writing to be bound by the provisions that apply to the Purchaser under this Agreement.

5.8 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.9 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed in all respects, including validity, interpretation, and effect by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth in Section 5.4 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the United States District Court for the Southern District of New York or (ii) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

5.10 Counterparts. This Agreement may be executed and delivered, including by facsimile or other electronic transmission (e.g., “.pdf” or “.tiff”), in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one agreement.

5.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

5.12 Specific Performance. The parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the parties agree that, in addition to any other remedies, each will be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

5.13 Adjustments in Share Numbers and Prices. In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Agreement to a number of shares or a price per share shall be amended to appropriately account for such event.

5.14 Survival of Representations and Warranties. The representations and warranties of each party set forth in this Agreement shall survive for a period of one (1) year after the Closing. Notwithstanding the foregoing, nothing herein shall affect or limit the rights and remedies of the parties for damages or losses related to or resulting from fraud.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

RENTRAK CORPORATION

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

WPP LUXEMBOURG GAMMA THREE S.À R.L.

By:
Name:
Title:

[Signature Page to Stock Purchase Agreement]

ANNEX A

DEFINITIONS

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

“Agreement” has the meaning given in the preamble.

“Asset Purchase Agreement” has the meaning given in the recitals.

A Person shall be deemed to “Beneficially Own” securities:

(i) which such Person or any of such Person’s Affiliates, directly or indirectly, owns or has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions whether or not within the control of such Person, compliance with regulatory requirements or otherwise) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, other rights, warrants or options, or otherwise; or

(ii) which such Person or any of such Person’s Affiliates, directly or indirectly, has the right to vote or dispose of or has “Beneficial Ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks generally are required or authorized to be closed in New York, New York.

“Closing” has the meaning given to such term in Section 1.1, except that as used in Section 4.2(c) and Section 4.3(c), “Closing” has the meaning given to such term in the Asset Purchase Agreement.

“Closing Date” means the date of the Closing.

“CMR” has the meaning given in the recitals.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company” has the meaning given in the preamble.

“Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1).

“Company Securities” means (i) any Common Stock and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

“Disqualification Event” has the meaning given in Section 2.1(j).

“DOJ” has the meaning given in Section 3.2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Body” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“FTC” has the meaning given in Section 3.2(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Investor Rights Agreement” means the Investor Rights Agreement dated as of the date hereof by and between the Purchaser and the Company.

“Judgment” means any judgment, order, award, writ, injunction, ruling or decree of any Governmental Body or arbitrator.

“Knowledge” means the actual knowledge of William P. Livek and David I. Chemerow, in each case, after reasonably inquiry of their direct reports.

“Lien” means any lien, charge, claim, security interest, encumbrance, right of first refusal or first offer, third party rights or other restriction.

“Material Adverse Effect” has the meaning given in Section 2.1(a).

“Person” means any individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any court or other federal, state, local or other governmental authority or other entity of any kind.

“Purchaser” has the meaning given in the preamble.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” has the meaning given in Section 2.1(e).

“SEC Reports” has the meaning given in Section 2.1(e).

“Securities Act” has the meaning given in the recitals.

“Shares” has the meaning given in the recitals.

“Stock Consideration” has the meaning given in the recitals.

“Transaction Documents” has the meaning given to such term in the Asset Purchase Agreement.

“Transactions” has the meaning given to such term in the Asset Purchase Agreement.

“Transfer Agent Instructions” means the Irrevocable Transfer Agent Instructions, in the form of Exhibit A, executed by the Company and delivered to and acknowledged in writing by the Company’s transfer agent.

EXHIBIT A

TRANSFER AGENT INSTRUCTIONS

TRANSFER AGENT INSTRUCTIONS

[            ], 2014

Computershare Trust Company, N.A.

1745 Gardenia Avenue

Glendale, CA 91204

Ladies and Gentlemen:

Reference is made to that certain Asset Purchase Agreement, dated as of October 8, 2014, by and between Rentrak Corporation, an Oregon corporation (the “Company”), and Competitive Media Reporting, LLC, a Delaware limited liability company (“CMR”), pursuant to which the Company is issuing to CMR shares of Common Stock of the Company, par value $0.001 per share (the “Common Stock”), and to that certain Stock Purchase Agreement, dated as of October 8, 2014, by and between the Company and WPP Luxembourg Gamma Three S. à. r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“WPP Luxembourg” and, together with CMR, the “Holders”).

Please accept this instruction to issue an aggregate of 2,470,624 shares of Common Stock (the “Shares”) to the Holders in the amounts indicated on Schedule I attached hereto. This issuance has been approved and authorized pursuant to resolutions duly adopted by the Board of Directors of the Company at a meeting duly held on October 7, 2014, a copy of which is attached as Schedule II.

[Signature Page Follows]

Please execute this letter in the space indicated to acknowledge your agreement to act in accordance with these instructions.

Very truly yours,

RENTRAK CORPORATION

By:
Name:	David Chemerow
Title:	Chief Operating Officer, Chief Financial Officer and Secretary

Acknowledged and Agreed:

COMPUTERSHARE TRUST COMPANY N.A.

By:
Name:
Title:

Date:

[Signature Page to Transfer Agent Instructions]

SCHEDULE I

Holder	Shares
CMR	1,526,790
WPP Luxembourg	943,834
Total	2,470,624

SCHEDULE II

Resolutions of the Board of Directors of Rentrak Corporation